Report of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Life and Annuity Insurance Company:

We have examined management’s assessment, included in the accompanying Management Assessment, that Genworth Life and Annuity Insurance Company (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Genworth Global Funding Trust 2005-A, except for servicing criteria 1(iii), 1(iv), 2(iii), 2(iv), 2(v), 2(vi), 4(iii), 4(vi), and 4(xv), which the Company has determined as being inapplicable to the activities it performs with respect to the asset-backed securities transactions being serviced, as of December 31, 2005 and for the period from December 21, 2005 through December 31, 2005. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of December 31, 2005 and for the period from December 21, 2005 through December 31, 2005 is fairly stated, in all material respects.

/s/ KPMG LLP

March 15, 2006

Richmond, Virginia

Management Assessment

Management of Genworth Life and Annuity Insurance Company (the Company) is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Genworth Global Funding Trust 2005-A.

The Company’s management has assessed the effectiveness of the Company’s compliance with the applicable servicing criteria as of December 31, 2005 and for the period from December 21, 2005 through December 31, 2005. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of December 31, 2005 and for the period from December 21, 2005 through December 31, 2005, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Genworth Global Funding Trust 2005-A, except for servicing criteria 1(iii), 1(iv), 2(iii), 2(iv), 2(v), 2(vi), 4(iii), 4(vi), and 4(xv), which the Company has determined as being inapplicable to the activities it performs with respect to the asset-backed securities transactions being serviced.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of December 31, 2005 and for the period from December 21, 2005 through December 31, 2005.

/s/ J. Kevin Helmintoller
J. Kevin Helmintoller
Senior Vice President and Chief Financial Officer

March 15, 2006